UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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ODYSSEY HEALTHCARE, INC.
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          On June 17, 2010, Robert Lefton, the President and Chief Executive Officer of Odyssey HealthCare, Inc. (“Odyssey”), hosted a video webcast with Odyssey employees. The final transcript from the webcast appears below.
     Hello and welcome to Odyssey HealthCare’s second quarter webcast. I’m Bob Lefton, president and CEO.
     There’s a lot happening across the company, and we have a lot to talk about in this webcast. But first I want to address the topic that’s on everyone’s minds — the recent announcement that Odyssey will be acquired by Gentiva Health Services. Gentiva, which is based in Atlanta, is among the leading home healthcare providers in the country. They also have a relatively small hospice operation, and wanted to expand their hospice presence. They chose Odyssey because they believe Odyssey is the nation’s premiere hospice provider.
     This merger process happened very quickly. The agreement was signed and announced on May 24th — only about a month after Gentiva approached us with the idea of combining our organizations. We’re excited about this transaction, as it brings together two complementary businesses and positions the combined company for leadership in the hospice industry. Our combined average daily hospice census will be approximately 14,000, with operations in 30 states and $1.8 billion in revenue. We also anticipate the combination of the two companies will create the largest U.S. healthcare provider focused on home health and hospice services.
     Gentiva has more than 9,000 employees and provides home healthcare services to more than 350,000 patients in more than 350 community locations. Being part of a larger, more diversified organization will create opportunities for our employees and more options to better serve our patients. And Gentiva shares our commitment for compassionate, personalized care and support of patients and their families. Ultimately, we believe this decision is the best one for the company and its future. It accelerates our vision of becoming the premier, most successful provider of end-of-life care in the United States. And it strengthens our ability to face the challenges that lie ahead as we continue to deal with lower reimbursement issues.
     We expect the transaction to close in the third quarter of this year, after receiving customary approvals, including that of Odyssey stockholders. Until then, we will continue to operate as separate companies. With that in mind, it’s important that we remain focused on our day-to-day responsibilities and continue to meet the needs of our patients and their families. We anticipate minimal changes in our field operations. But we are committed to keeping you informed and regular updates will be provided throughout the course of this process. Both Odyssey and Gentiva are made up of exceptional people. We believe this will be a coming together of like-minded organizations with a shared commitment to focus on our employees, our quality, and our ability to meet the greatest needs of all those who depend on us.
Healthcare Reform
     Earlier I mentioned the challenges that lie ahead for us as we continue to deal with increased reimbursement pressures. To be successful, we must fully understand these issues and how they are going to affect us. When we taped our last webcast in early March, the debate on healthcare reform was still continuing in Washington. As we all know, in late March, President Obama signed into law the healthcare overhaul bill — the most expansive social legislation enacted in decades.
     Known officially as the Patient Protection and Affordable Care Act, the measure contains several significant provisions regarding hospice that will clearly impact all hospice providers in the coming years. I’d like to outline what’s involved in these four provisions and give you an overall summary of how we’ll be affected.
     The first hospice provision will directly impact our reimbursement rates by incorporating a productivity adjustment reduction into the market basket update, beginning in fiscal year 2013. It’s estimated that this adjustment would reduce our rates by 1 to 1.5 percent. In addition to the productivity adjustment, this provision also includes an additional market basket reduction of .3 percent from fiscal year 2013 to 2019.
     The second provision involves hospice payment reforms. It requires the Secretary of Health and Human Services to collect data and update Medicare hospice claims forms and cost reports by next year. And then, based on this information, implement revisions to the methodology for determining payment rates for routine home care and other services included in hospice care, no earlier than fiscal year 2013.
     Another part of this provision will begin next year. A hospice physician or nurse practitioner must have a face-to-face encounter with each hospice patient to determine continued eligibility prior to the 180th— day recertification and each subsequent recertification. They must also show evidence that such visits took place. In addition, the Secretary will medically review certain patients in hospices with high percentages of long-stay patients.
     The third provision requires hospices to report on quality measures determined by the Secretary or face a 2 percent reduction in their market basket update. These quality reporting measures are to be published in 2012 for reporting to begin in 2014.
     The fourth and final provision creates a Medicare Hospice Concurrent Care Demonstration Program. It directs the Secretary to establish a 3-year program that would allow patients who are eligible for hospice care to also receive all other Medicare-covered services while receiving hospice care. This would be conducted in up to 15 hospice programs in both rural and urban areas. It would also undergo an independent evaluation of its impact on patient care, quality of life, and spending in the Medicare program.
     As you can see, hospice providers will be impacted by the healthcare reform legislation. And I believe it’s clear that being part of a larger organization with Gentiva will put us in a better position to absorb the impact of these changes. The enhanced resources and depth of the combined company will serve us well as we embark upon this new era under healthcare reform.
Operations
     Approaching the mid-point of 2010, we are in a strong position. Our cost-saving measures have helped us lower our operating expenses and respond proactively to the tighter reimbursement environment. We also continue to make excellent progress in resolving claims subject to ADRs, or Additional Document Requests. And we’ve shown good operating results and solid collection efforts.
     These positive steps are directly attributable to the work of our teams — to you and your fellow teammates — and the remarkable way you approach your day-to-day responsibilities with Odyssey. Our success in all of these areas is a direct result of your cost-saving ideas and your responses to the measures we’ve implemented; the outstanding reputation you’ve helped us build in the communities we serve; and the commitment to quality you continue to demonstrate as you serve our patients and families with excellence.
     I’d like to recognize our programs in Alameda County, California, and Salem, Oregon, who earlier this year received their Medicare certification. Both were formerly alternate delivery sites. By going through the Medicare certification process, we were able to expand the geographic areas served by each of these programs, which provides us some good opportunities for growth.

Additional Information
Odyssey filed a preliminary proxy statement with the Securities Exchange Commission (the “SEC”) on June 11, 2010 and intends to file a definitive proxy statement and other relevant materials in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Odyssey. Before making any voting or investment decision with respect to the acquisition, investors and stockholders of Odyssey are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Odyssey with the SEC, may be obtained free of charge from Odyssey by directing a request to Odyssey’s Investor Relations Department at toll free phone number 888-922-9711, email address InvestorRelations@odsyhealth.com or through the Company Web site www.odsyhealth.com under “Investor Relations— InfoRequest.”
Participants in the Solicitation
Odyssey and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Odyssey stockholders in connection with the merger. Information about Odyssey’s directors and executive officers is set forth in Odyssey’s proxy statement on Schedule 14A filed with the SEC on April 5, 2010 and Odyssey’s Annual Report on Form 10-K filed on March 10, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Odyssey intends to file with the SEC.

Forward-looking Statements
          Certain statements contained in this filing are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this filing to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, the ability to obtain regulatory approval for the transaction; the expected timing of the completion of the transaction; management plans regarding the transaction; the inability to complete the transaction due to the failure to satisfy the conditions required to complete the transaction; the risk that the businesses of Odyssey and Gentiva will not be integrated successfully, or will take longer than anticipated; the risk that expected cost savings from the transaction will not be achieved or unexpected costs will be incurred; any statements of the plan, strategies and objectives of management for future operations; the risk that employee, referral source and patient retention goals will not be met and that disruptions from the transaction will harm relationships with employees, referral sources, patients and suppliers; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; interest rates and cost of borrowing; any statements of expectation or belief; and other risk factors as set forth from time to time in Odyssey’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.